                            Dated 6th September 2000
                            ------------------------



                               SPIN KING LIMITED




                           NAM TAI ELECTRONICS, INC.



                                      and



                       MR. CHAMBERS TOE YEUNG WONG (ooo)



                    ---------------------------------------


                          SALE AND PURCHASE AGREEMENT

                         relating to 5 bearer shares in

                            MATE FAIR GROUP LIMITED


                     --------------------------------------












                SWMP/YMEL/1767803/Sale & Purchase Agreement.EXE

                                    CONTENTS

AGREEMENT


     Clause             Heading                                   Page
     ------             -------                                   ----
       1                Definitions and Interpretation              1

       2                Sale and Purchase of the Sale Shares        3

       3                Completion                                  3

       4                Warranties and Undertakings                 4

       5                Remedies Cumulative                         7

       6                No Waiver                                   7

       7                Confidentiality                             7

       8                Severability                                8

       9                Amendments                                  8

      10                Further Assurance                           8

      11                Expenses                                    8

      12                Notices                                     8

      13                Law and Jurisdiction                       10

Schedule -              Details of the Company                     11
EXECUTION                                                          12

Appendix A - Audited Accounts of the HK Co.

Appendix B - Audited Accounts of the PRC Co.

Appendix C - Management Accounts of the Company

Appendix D - Management Accounts of the HK Co.

Appendix E - Management Accounts of the PRC Co.


THIS AGREEMENT is dated 6th September 2000 and is made

BETWEEN

(1) SPIN KING LIMITED, a company incorporated under the laws of the British Virgin Islands with its registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands (the "SELLER");

(2) NAM TAI ELECTRONICS, INC., a company incorporated under the laws of the British Virgin Islands with its registered office at 2nd Floor, 116 Main Street, Road Town, Tortola, British Virgin Islands s (the "PURCHASER"); and

(3) MR. CHAMBERS TOE YEUNG WONG (???) (Holder of Hong Kong Identity Card No. A322103 (5)) of Room 1006, Tower 1, China Hong Kong City, 33 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("MR. WONG").

Background
----------

(A) The Seller is???? the sole beneficial owner of the Sale Shares (as defined in Clause 1.1).

(B) The Seller and the Purchaser have reached agreement on the sale by the Seller and the purchase by the Purchaser of the Sale Shares subject to and on the terms and conditions set out in this Agreement.

(C) Mr. Wong, being the sole beneficial owner of the Seller, has agreed to give the warranties and undertakings as stated in this Agreement.

BY WHICH IT IS AGREED as follows:-

1.     DEFINITIONS AND INTERPRETATION

1.1    Defined Terms

       In this Agreement, unless the context requires otherwise or expressly provides, the following expressions shall have the following meanings respectively:-

       "COMPANY" means Mate Fair Group Limited, details of which are set out in the Schedule;

       "COMPLETION" means completion of the sale and purchase of the Sale Shares by the performance by the Seller and Purchaser of their respective obligations under Clause 3.1;

       "COMPLETION DATE" means the date of this Agreement or such other date as the Seller and the Purchaser may mutually agree, being the date upon which Completion is to take place pursuant to Clause 3.1;

       "CONSIDERATION" is defined in Clause 2.4, being the consideration to be paid by the Purchaser to the Seller for the Sale Shares;

       "HK CO." means TCL - Telital Mobile Communication (HK) Company Limited (oooo(oo)oooo), a company incorporated under the laws of Hong Kong with registration No. 672845;

       "PRC CO." means Huizhou TCL - Telital Mobile Communication Company Limited (ooTCLooooooo), a sino-foreign equity joint venture established in the People's Republic of China;

       "SALE SHARES" means 5 fully paid bearer shares of US$1 each in the share capital of the Company which are beneficially owned by the Seller; and

       "US$" means United States Dollars.

1.2    Construction of References

       In this Agreement, unless the context requires otherwise, any reference:-

       (a)    to a Clause is a reference to the Clause of this Agreement;

       (b) to this Agreement, any other document or any provision of this Agreement or that document is a reference to this Agreement, that document or that provision as in force for the time being or from time to time amended in accordance with the terms of this Agreement or that document;

       (c) to a time of day is a reference to the time in Hong Kong, unless expressly indicated otherwise;

       (d) to an enactment includes that enactment as it may be amended, replaced or re-enacted at any time, whether before or after the date of this Agreement, and any subordinate legislation made under it;

       (e) to a "PERSON" includes an individual, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency; and

       (f)    to a "RIGHT" includes a power, remedy and discretion.

1.3    Interpretation

       In this Agreement, unless the context otherwise requires:-

       (a)    words importing the plural include the singular and vice versa;

       (b)    words importing a gender include every gender;

       (c) the words "OTHER", "INCLUDING" and "IN PARTICULAR" do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider construction is possible; and

       (d) an obligation not to do something will also be treated as an obligation not to permit it to be done.

1.4    Headings and Contents
       ---------------------

       The headings and the tables of contents in this Agreement do not affect its interpretation.

2.     SALE AND PURCHASE OF THE SALE SHARES
       ------------------------------------

2.1    Sale and Purchase
       -----------------

       Subject to the terms and conditions set out in this Agreement, the Seller as beneficial owner shall sell and the Purchaser shall purchase, the Sale Shares free from all liens, charges, encumbrances, equities and adverse interests and together with all rights and benefits now or hereafter attached or accruing thereto, including the right to receive all dividends and other distributions declared, made or paid by the Company on or after the date hereof.

2.2    Waiver of Pre-emption Rights
       ----------------------------

       The Seller waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares under the Memorandum and Articles of Association of the Company or otherwise.

2.3    Completion Date
       ---------------

       The sale and purchase of the Sale Shares referred to in Clause 2.1 shall take place on the Completion Date in the manner described in Clause 3.

2.4    Consideration
       -------------

       The consideration for the sale of the Sale Shares shall be US$2,000,000 (the "CONSIDERATION").

3.     COMPLETION
       ----------

3.1    Completion Activities
       ---------------------

       Completion shall take place at the offices of the Purchaser in Hong Kong on the Completion Date when all (but not part only) of the following business shall be transacted:-

       (a) the Seller shall deliver to the Purchaser the bearer share certificates or such other documents as may be required to give good title to the Sale Shares;

       (b) the Purchaser shall deliver to the Seller a bank draft in an amount equal to the Consideration;

       (c) the Purchaser shall, and the Seller shall procure Crystal Island Investment Limited to, enter into an agreement in such form as the parties thereto shall agree setting out, inter alia, the relationship between the Purchaser and Crystal Island Investment Limited as shareholders in the Company; and

       (d) the Seller shall procure a board meeting of the Company to be held at which resolutions shall be passed to appoint Mr. Chu Chia Chin, Charles as an additional director of the Company.

3.2    Failure to Complete
       -------------------

       No party shall be obliged to complete this Agreement or perform any obligations under this Clause unless the other party complies fully with the requirements of Clause 3.1. Any defaulting party who fails to comply with Clause 3.1 and effect Completion shall indemnify the other non-defaulting party from and against any losses, liabilities, costs, claims, actions, proceedings, demands and expenses which the non-defaulting party may incur or suffer in relation to any breach of Clause 3.1 by the defaulting party.

3.3    Stamp Duty
       ----------

       The stamp duty (if any) payable in respect of the sale and purchase of the Sale Shares effected pursuant to this Clause shall be borne equally between the Seller and the Purchaser.

4.     WARRANTIES AND UNDERTAKINGS
       ---------------------------

4.1    Warranties
       ----------

       The Seller and Mr. Wong hereby represent, warrant and undertake to the Purchaser that:-

       (a) the Seller is the sole beneficial owner of the Sale Shares and has full power and authority to sell and transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser pursuant to this Agreement;

       (b) there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Sale Shares;

       (c) there is no consent, licence, permission, authority or similar approval from any governmental or other official body in the British Virgin Islands, the People's Republic of China or Hong Kong necessary for the entering into and implementation of this Agreement;

       (d) the Seller shall following Completion have no further claims or rights against or in respect of the Company in relation to the Sale Shares;

       (e) the Company is the beneficial shareholder of 20% in the HK Co. and the beneficial owner of 20% of the registered capital in the PRC Co.;

       (f) the audited accounts of the HK Co. for the period from its date of incorporation to 31st December 1999 attached hereto as Appendix A:-

              (i) were prepared in accordance with accounting practices and standards generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on business similar to that carried on by the HK Co.;

              (ii) were prepared in compliance with all applicable legislation; and

              (iii) give a true and fair view of the HK Co.'s state of affairs and of its assets and liabilities as at 31st December 1999 and of its trading results for the financial period then ended and they have not been affected by any unusual, extraordinary, exceptional or non-recurring items;

       (g) the audited accounts of the PRC Co. for the period from its date of incorporation to 31st December 1999 attached hereto as Appendix B:-

              (i) were prepared in accordance with accounting practices and standards generally accepted in the People's Republic of China at the time they were prepared and commonly adopted by companies carrying on business similar to that carried on by the PRC Co.;

              (ii) were prepared in compliance with all applicable legislation; and

              (iii) give a true and fair view of the PRC Co.'s state of affairs and of its assets and liabilities as at 31st December 1999 and of its trading results for the financial period then ended and they have not been affected by any unusual, extraordinary, exceptional or non-recurring items;

       (h) the management accounts of the Company for the period from its date of incorporation to 9th August 2000 attached hereto as Appendix C:-

              (i) were prepared in accordance with accounting practices and standards generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on business similar to that carried on by the Company;

              (ii) were prepared in compliance with all applicable legislation; and

              (iii) give a true and fair view of the Company's state of affairs as at 9th August 2000 and they have not been affected by any unusual, extraordinary, exceptional or non-recurring items;

       (i) the management accounts of the HK Co. for the month of July 2000 attached hereto as Appendix D:-

              (i) were prepared in accordance with accounting practices and standards generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on business similar to that carried on by the HK Co.;

              (ii) were prepared in compliance with all applicable legislation; and

              (iii) give a true and fair view of the HK Co.'s state of affairs and of its assets and liabilities as at 31st July 2000 and of its trading results for the financial period then ended and they have not been affected by any unusual, extraordinary, exceptional or non-recurring items; and

       (j) the management accounts of the PRC Co. for the month of July 2000 attached hereto as Appendix E:-

              (i) were prepared in accordance with accounting practices and standards generally accepted in the People's Republic of China at the time they were prepared and commonly adopted by companies carrying on business similar to that carried on by the PRC Co.;

              (ii) were prepared in compliance with all applicable legislation; and

              (iii) give a true and fair view of the PRC Co.'s state of affairs and of its assets and liabilities as at 31st July 2000 and of its trading results for the financial period then ended and they have not been affected by any unusual, extraordinary, exceptional or non-recurring items.

4.2    Repetition
       ----------

       The warranties contained in Clause 4.1 shall be deemed to be repeated on the Completion Date.

4.3    Notification
       ------------

       Each of the Seller and Mr. Wong shall promptly notify the Purchaser upon the Seller or Mr. Wong (as the case may be) becoming aware of any event which could reasonably be expected to cause any of the warranties contained in Clause 4.1 to be incorrect, misleading or breached in any respect.

4.4    Joint and Several
       -----------------

       The liabilities and obligations of the Seller and Mr. Wong under this Clause 4 shall be joint and several.

5.     REMEDIES CUMULATIVE
       -------------------

       The rights of the parties under this Agreement are cumulative and do not exclude or restrict any other rights.

6.     NO WAIVER
       ---------

       No failure or delay by a party to exercise any right under this Agreement or otherwise will operate as a waiver of that right or any other right nor will any single or partial exercise of any such right preclude any other or further exercise of that right or the exercise of any other right.

7.     CONFIDENTIALITY
       ---------------

       No party shall disclose (and shall ensure that none of its directors, officers, employees or agents discloses) any confidential information belonging to any of the other parties except where:-

       (a) disclosure is necessary for the performance of that party's obligations under this Agreement in which case the other party will be informed of such disclosure and that party shall procure that such disclosure is limited to the extent of such necessity; or

       (b) the information has entered into the public domain but not because of a breach or default by that party; or

       (c) disclosure is to that party's legal advisers or accountants or their respective legal advisers and such party has advised the recipient of the restrictions on disclosure contained in this Clause and will be responsible for any breach of the provisions of this Clause by the recipient; or

       (d)    disclosure is required by law or any governmental body.

8.     SEVERABILITY
       ------------

       If any provision of this Agreement is not or ceases to be legal, valid, binding and enforceable under the law of any jurisdiction, neither the legality, validity, binding effect or enforceability of the remaining provisions under that law nor the legality, validity, binding effect or enforceability of that provision under the law of any other jurisdiction shall be affected.

9.     AMENDMENTS
       ----------

       No amendment to this Agreement will be effective unless in writing and executed by or on behalf of each of the parties.

10.    FURTHER ASSURANCE
       -----------------

       Each party shall do and shall use reasonable endeavours to procure any other person to do whatever is necessary to give effect to this Agreement.

11.    EXPENSES
       --------

       Each of the parties is responsible for that party's own legal and other expenses incurred in the negotiation, preparation and completion of this Agreement.

12.    NOTICES
       -------

12.1   In Writing and Methods of Delivery
       ----------------------------------

       Every notice or communication under this Agreement must be in writing and may, without prejudice to any other form of delivery, be delivered personally or sent by post or transmitted by fax.

12.2   Authorised Addresses and Numbers
       --------------------------------

       (a) In the case of posting, the envelope containing the notice or communication must be addressed to the intended recipient at the authorised address of that party and must be properly stamped or have the proper postage prepaid for delivery by the most expeditious service available (which will be airmail if that service is available) and, in the case of a fax, the transmission must be sent to the intended recipient at the authorised number of that party.

       (b) Subject to Clause 12.3, the authorised address and fax number of each party, for the purpose of Clause 12, are as follows:-

              Spin King Limited
              -----------------
              Address :    Room 2402, 24th Floor, Sing Pao Building, 101 King's

                           Road, Fortress Hill, Hong Kong
              Fax :        2838 4966
              Attention :  ACCA Secretarial Limited


              Nam Tai Electronics, Inc.
              -------------------------

              Address :    Unit 4, 9th Floor, Tower 1, China Hong Kong City,
                           33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
              Fax :        2263 1222
              Attention :  Mr. Koo Ming Kown


              Mr. Chambers Toe Yeung Wong
              ---------------------------

              Address :    Room 1006,  Tower 1, China Hong Kong  City,
                           33 Canton  Road,  Tsim Sha Tsui, Kowloon, Hong Kong
              Fax :        2302 0996

12.3   Notification of Changes
       -----------------------

       No change in any of the particulars set out in Clause 12.2(b) will be effective against a party until it has been notified to that party.

12.4   Deemed Giving of Notice and Receipt
       -----------------------------------

       A notice or communication will be deemed to have been duly given and received:-

       (a) on personal delivery to any director or the company secretary of an addressee or on a business day to a place for the receipt of letters at that addressee's authorised address;

       (b) in the case of posting, where the addressee's authorised address is in the same country as the country of posting, at 10 a.m. (local time at the place where the address is located) on the second business day after the day of posting;

       (c) in the case of posting, where the addressee's authorised address is not in the same country as the country of posting, at 10 a.m. (local time at the place where that address is located) on the fifth business day after the day of posting;

       (d) in the case of a fax, on issue to the sender of an O.K. result confirmation report or, if the day of issue is not a business day, at 10 a.m. (local time where the authorised fax number of the intended recipient is located) on the next business day.

12.5   Business Days
       -------------

       For the purpose of Clause 12.4, a "BUSINESS DAY" means a day which is not a Saturday or a Sunday or a public holiday in the country of posting or transmission or in the country where the authorised address or fax number of the intended recipient is located and, where a notice is posted, which is not a day when there is a disruption of postal services in either country which prevents collection or delivery.

13.    LAW AND JURISDICTION
       --------------------

13.1   Governing Law
       -------------

       This Agreement is governed by and will be construed in accordance with Hong Kong law.

13.2   Hong Kong Jurisdiction
       ----------------------

       The parties submit to the non-exclusive jurisdiction of the Hong Kong courts and each party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

                                    Schedule

                             Details of the Company

Name                                :    Mate Fair Group Limited (......)

Registration No                     :    I.B.C. No. 370066

Place of Incorporation              :    British Virgin Islands

Date of Incorporation               :    18th February 2000

Registered Office                   :    Sea Meadow House, Blackburne Highway, Road Town,
                                         Tortola, British Virgin Islands

Correspondence Address              :    Room 2402, 24th Floor, Sing Pao Building,
                                         101 King's Road, Fortress Hill, Hong Kong

Authorised Share Capital            :    USS$50,000 divided into 50,000 shares of US$1 each

Issued Share Capital                :    US$20 comprising of 20 bearer shares of US$1 each


Shareholders                        :    Name of shareholder                       No. of shares
                                         -------------------                       -------------

                                         Crystal Island Investment                       9
                                         Limited

                                         ePan Asset Inc.                                 6

                                         Spin King Limited                               5
                                                                                        --

                                                                             Total:     20
                                                                                        ==

Director                            :    ACCA Secretarial Limited

Registered Agent                    :    CCS Management Limited
                                         Sea Meadow House, Blackburne Highway, Road Town,
                                         Tortola, British Virgin Islands


EXECUTED by the parties


For and on behalf of       )
SPIN KING LIMITED          )
By Alice Lau               )                         /s/ Alice Lau
                                                     ----------------



Witnessed by:-



David Ellis
-----------------------------




For and on behalf of                )
NAM TAI ELECTRONICS, INC.           )
By Tadao Murakamia                  )                 /s/ Tadao Murakami
                                                      ------------------


Witnessed by:-


David Ellis

-----------------------------



SIGNED, SEALED and DELIVERED        )
by MR. CHAMBERS TOE YEUNG           )
WONG (...)                          )                 /s/ Chambers Wong
                                                      -----------------


Witnessed by:-



David Ellis

-----------------------------